Exhibit 10.35

EMPLOYMENT AGREEMENT

ASPREVA PHARMACEUTICALS CORPORATION
1203- 4464 Markham Street Victoria, BC. V8Z 7X8

PRIVATE AND CONFIDENTIAL

July 10, 2007

Dr. J. William Freytag, Ph.D.
1203-4464 Markham Street
Victoria, British Columbia
Canada V8Z 7X8

Dear Bill,

Re:	Terms of Employment with ASPREVA PHARMACEUTICALS CORPORATION (the “Corporation”)

This Agreement confirms the terms and conditions of your employment by the Corporation and will constitute your employment agreement.  Those terms and conditions are set out below:

1.	Position and Duties.

You will be employed by and will serve the Corporation as its Chairman and Chief Executive Officer.  You will report directly to the Board of Directors and perform such duties as it may reasonably assign to you, including those duties particularly described in Schedule A attached hereto.

2.	Term.

Your employment will commence no later than July 10, 2007 (the “Effective Date”) and will continue until terminated pursuant to the terms of this Agreement.

3.	Base Salary.

The Corporation shall pay you a starting base salary of $625,000 USD per year (the “Base Salary”), subject to the withholding of all applicable statutory deductions. Your Base Salary will be paid in Canadian dollars using the closing Bank of Canada exchange rate in effect on January 2nd of the calendar year in which the Base Salary is being paid; provided, however, that the closing Bank of Canada exchange rate in effect on July 2, 2007 will be used for the payment of your Base Salary in 2007. All other dollar figures set out in this Agreement refer to Canadian dollars unless otherwise stated.

4.	Annual Review.

The Compensation Committee shall review your Base Salary annually as part of its standard review for senior executives of the Corporation.  This review shall not result in a decrease of your Base Salary nor shall it necessarily result in an increase in your Base Salary and any increase shall be in the discretion of the Board.

5.	Performance Bonus.

You will participate in the Corporation’s bonus plan. Your target annual bonus will be equal to 100% of your Base Salary and your maximum possible bonus will be 125% of your Base Salary, subject to the withholding of all applicable statutory deductions. The annual bonus will be determined by the Compensation Committee and will be based on performance against a set of objectives set out in advance by the Compensation Committee and approved by the Board of Directors. The objectives will be related to both the performance of the Corporation and your personal performance.

Your bonus for 2007 will be equal to 100% of your Base Salary and will be pro-rated to take into account that you are only working part of the calendar 2007 year.  Such bonus shall be paid by the Corporation prior to March 15, 2008.

6.	Benefits

The Corporation will arrange for you to have health, medical, dental, and such other benefits as are made available by the Corporation to its employees in Canada from time to time.  In addition, after July 1, 2008, the Corporation will arrange for you and your wife to have health, medical, dental and other benefits in the United States that are substantially similar to those provided to you in Canada.  Participation in the Corporation’s benefit programs may require payroll deductions and/or direct contributions by you, as it does for other senior executives.    The Corporation will reimburse you for income taxes that you may be required to pay relating to the cost of the benefits described above to the extent that such benefits are considered a taxable benefit.

7.	Reimbursement of Expenses

The Corporation shall reimburse you for reasonable travelling and other expenses (including business class airfare or first class airfare if business class is unavailable) actually and properly incurred by you in connection with the performance of your duties. These shall be in accordance with customary Human Resource practices and ultimately the Board’s discretion.

8.	Vacation

During your employment with the Corporation under this Agreement, you will be entitled to an annual paid vacation of not less than five weeks per annum.  The five weeks includes three personal days and three days of family leave.

9.	Taxes

You will be required to file tax returns in Canada and the US.  If, for any reason, you are subject to double taxation (with no relief under the provisions of the Income Tax Act, the Internal Revenue Code or the Canada-US Treaty), the Corporation will, for a period of three years following the Effective Date, reimburse you for such double taxation.  The Corporation will gross-up such payment to take into account that the payment will be considered a taxable benefit for income tax purposes.  For a period of three years following the Effective Date, the Corporation will provide, at no cost to you, the services of the International Executive Services group at KPMG (or a similarly qualified international accounting firm acceptable to you and the Corporation) in order to determine the extent of double taxation, if any.  KPMG (or a similarly qualified international accounting firm acceptable to you and the Corporation) will also be retained by the Corporation, at no cost to you, for preparation of your Canadian and US tax returns. In addition, the services of KPMG (or a similarly qualified international accounting firm acceptable to you and the Corporation) will be made available to you by the Corporation for tax advisory services related to your move to Canada.  The Corporation will reimburse you for income taxes that you may be required to pay relating to the cost of the services to be rendered by KPMG (or a similarly qualified international accounting firm acceptable to you and the Corporation) and described above to the extent that such services are considered a taxable benefit.

10.	Vehicle Allowance

The Corporation will pay you a motor vehicle allowance of $750 per month.

11.	Stock Options

You will be granted 700,000 stock options (the “Options”).  The grant date and strike price will be determined at the first meeting of the Compensation Committee following the Effective Date at which options may be granted.  One forty-eighth (1/48th) of these Options will vest at the end of each of the first 48 months of your employment. The Options will cease to vest on the following occurrences:

(a)	the date of your last day of service with the Corporation pursuant to Section 16 (Termination by Employee);

(b)
the date of your last day of service with the Corporation pursuant to Sections 17 and 18 (Termination without Cause or Termination for Good Reason); provided, however, that on such date 50% of any unvested Options shall immediately vest;

(c)	the date the Corporation terminates your employment pursuant to Section 19 (Termination for Cause); or

(d)	otherwise on the date this Agreement is terminated or deemed terminated.

The terms and conditions relating to the Options will be subject to the Option Agreement that is entered into concurrently with this Agreement, as well as the Aspreva 2002 Incentive Stock Option Plan. If there is any conflict between the terms of this Agreement and the Plan, the terms of the Plan will govern; except with respect to the Options vesting over the first 48 months of your employment, as set out above. If there is any conflict between the terms of this Agreement and the Option Agreement, the terms of this Agreement will govern to the extent of the conflict.

12.	Location

The Corporation recognizes that your current residence is in Boulder, Colorado and that you intend to spend up to one-third of your time working out of an office in Boulder. You agree to schedule work in Boulder when it is not inconvenient for the Corporation and does not interfere with the performance of your duties as Chairman and Chief Executive Officer.

13.	Relocation Allowance

The Corporation will pay all reasonable expenses associated with your relocation to Victoria (the “Relocation Allowance”). The Relocation Allowance will include travel expenses between Boulder and Victoria, moving expenses for any physical goods or property, and any brokerage commissions or administrative fees associated with purchasing or renting a full-time residence in the greater Victoria area and the sale of your residence in Boulder, Colorado. It will also include the reasonable cost of renting a temporary residence in Victoria for a period of up to six months. Relocation expenses will be governed by the Corporation’s standard relocation policies and will be managed through the Human Resources Department.

14.	Immigration

The Corporation will work with you to obtain all necessary work permits for you to become a full-time employee of the Corporation working in Victoria. Due to the uncertain nature of the timing required to obtain this documentation, it may be necessary to establish an interim solution which will allow you to start working before the necessary document is in place. The Corporation will lead the effort and bear all expenses related to any interim and/or final resolution of this issue.

15.	Service to Employer

During your employment under this Agreement you will:

(a)	well and faithfully serve the Corporation, at all times act in, and promote, the best interests of the Corporation;

(b)
comply with all rules, regulations, policies and procedures of the Corporation, including the Corporation’s Code of Conduct Policy, Whistleblower Policy, Privacy Policy, IT Acceptable Use Policy, Corporate Disclosure Policy and Insider Trading Policy.

(c)
not, without the prior approval of the Board, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other corporation, firm or person, except as a volunteer for a non-profit organization, for personal investments, a personal holding company, which may include members of your family as shareholders, or those positions listed in Schedule D.

16.	Termination By Employee (Resignation)

You may resign your employment with the Corporation by giving 3 months’ written notice of the effective date of your resignation.  The Corporation shall have the right to waive this notice period in whole or in part in which case your resignation will become effective on the date set by the Corporation.

17.	Termination by the Employee For Good Reason

If you believe that you have Good Reason to terminate your employment with the Corporation, you shall first give the Corporation 30 days’ written notice of the circumstances that you believe constitute Good Reason within not more than 90 days after such circumstances first arise.  During the 30-day notice period, you agree to provide the Corporation with an opportunity to resolve your concerns and agree to work with the Corporation to that end.

At the end of the 30-day notice period, you may terminate your employment with the Corporation by notice in writing to the Corporation.  If you have Good Reason to terminate your employment, your employment will be deemed to have been terminated by the Corporation without Cause within the meaning of Section 18 of this Agreement, and you will be entitled to the rights and benefits set out therein.

For the purposes of this Agreement, “Good Reason” shall mean one or more of the following events, without your consent:

(a)
a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities;

(b)
a material reduction by the Corporation, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you, unless an equitable arrangement has been made with respect to such benefits;

(c)
a failure by the Corporation to continue in effect any other compensation plan in which you participate (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits; or

(d)	any request by the Corporation or any affiliate of the Corporation that you participate in an unlawful act.

18.	Termination by the Corporation Without Cause

If the Corporation terminates your employment as Chairman and Chief Executive Officer without Cause (as defined below), you will be entitled to a severance payment in an amount equal to 12 months of your then Base Salary, plus any guaranteed portion of any bonus, in lieu of notice. The severance payment will be paid in a single lump sum cash payment within 7 days after the effectivedate of your executed release of all claims against the Corporation, but in no case later than March 15 of the year following the year in which the termination occurs (if you have signed such a release). This payment will be in full and final satisfaction of any claims you may have against the Corporation other than claims for monies that are already due or accruing due for services rendered to the date of termination.

Subject to the terms and conditions of the applicable plans, the Corporation will also maintain, at no cost to you, (or reimburse you for the cost of continuation of) your group benefit coverage for a period of 12 months following the termination of your employment, or until such earlier date as you arrange new employment with similar benefits. The Corporation will reimburse you for income taxes that you may be required to pay with respect to such continued group benefit coverage to the extent that such coverage is considered a taxable benefit.  Such reimbursement for taxes will be made in three lump sum payments as follows:  as to the taxes relating to up to the first 3 months of continued health coverage, payment shall be made on the date that is two months after the termination date; as to the taxes relating to up to the next 4 months of continued health coverage, payment shall be made on the date that is 7 months after the termination date; and as to the taxes relating to up to the remaining 5 months of continued health coverage, payment shall be made on the date that is 11 months after the termination date.

It is intended that (1) each installment of the payments provided under this Section 18 is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding the foregoing, if the Corporation (or, if applicable, the successor entity thereto) determines that the payments provided under this Agreement constitute “deferred compensation” under Section 409A of the Code (together, with any international, state or local law of similar effect, “Section 409A”) and you are a “specified employee” of the Corporation or any successor entity thereto at the relevant date, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments shall be delayed as follows:  on the earliest to occur of (i) the date that is six months and one day after the termination date or (ii) the date of your death (such earliest date, the “Delayed Initial Payment Date”), the Corporation (or the successor entity thereto, as applicable) shall (A) pay you a lump sum amount equal to the sum of the payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the payments had not been delayed pursuant to this Section 18 and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.

19.	Termination by the Corporation for Cause

The Corporation may terminate your employment for just cause without notice or severance. “Cause” shall include, but not be limited to, the following:

(a)
the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Corporation or its employees or the Corporation’s customers or suppliers;

(b)	your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that impacts adversely on the Corporation;

(c)	persistent unsatisfactory performance of your job duties after written notice from the company and a reasonable opportunity to cure, if possible; or

(d)	intentional damage to any material property of the Corporation.

20.	Termination Following Change in Control

Concurrently with execution and delivery of this Agreement, you and the Corporation shall enter into a “Change of Control Agreement” in the form attached hereto as Schedule B setting out the compensation provisions to be applicable in the event of the termination of your employment as Chairman and Chief Executive Officer of the Corporation in certain circumstances following a “Change in Control” of the Corporation (as defined in the Change in Control Agreement).

21.	No Additional Compensation upon Termination

If your employment is terminated and if so requested by the Board, you agree to resign as a director of the Corporation.  You shall not be entitled to any notice, fee, salary, bonus, severance or other payments, benefits or damages arising by virtue of, or in any way relating to, your employment or any other relationship with the Corporation (including termination of such employment or relationship) in excess of what is specified or provided for in this Agreement, including Sections 17, 18, 19, and 20, which payments, benefits or damages are subject to your resignation as a director of the Corporation if requested by the Board and subject to execution by you of a release satisfactory to the Corporation.

22.	Confidentiality and Assignment of Inventions

Concurrently with execution and delivery of this Agreement and in consideration of your employment by the Corporation, you and the Corporation will enter into a “Confidentiality Agreement and Assignment of Inventions” in the form attached hereto as Schedule C.

23.	Disclosure of Conflicts of Interest

During your employment with the Corporation, you will promptly, fully and frankly disclose to the Corporation in writing:

(a)
the nature and extent of any interest you or your Associates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Corporation or any subsidiary or affiliate of the Corporation;

(b)
every office you may hold or acquire, and every property you or your Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Corporation or your duties and obligations under this Agreement; and

(c)	the nature and extent of any conflict referred to in subsection (b) above.

In this Agreement the expression “Associate” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in Section 1(1) of the Securities Act (British Columbia), as amended, or any successor legislation of similar force and effect, and shall also include your spouse, children, parents, brothers and sisters.  For greater clarity, the positions set forth in Schedule D attached hereto shall not be considered a conflict of interest.

24.	Avoidance of Conflicts of Interest

You acknowledge that it is the policy of the Corporation that all interests and conflicts of the sort described in Section 23 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all reasonable policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 23 (Disclosure of Conflicts of Interest).  During your employment with the Corporation, without approval of the Board in its sole discretion, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you neither you nor any of your Associates have entered into any such agreement, arrangement or understanding. For greater clarity, the positions set forth in Schedule D attached hereto shall not be considered a conflict of the sort described in Section 23 (Disclosure of Conflicts of Interest).

25.	Provisions Reasonable.

It is acknowledged and agreed that:

(a)
both before and since the Effective Date, the Corporation has operated and competed and will operate and compete in a global market, with respect to the business of the Corporation set out in Schedule E attached hereto (the “Business”);

(b)	competitors of the Corporation and the Business are located in countries around the world;

(c)	in order to protect the Corporation adequately, any enjoinder of competition would have to apply world wide;

(d)
during the course of your employment by the Corporation, both before and after the Effective Date, on behalf of the Corporation, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Corporation, and that in some circumstances you have been or may well become the senior or sole representative of the Corporation dealing with such persons; and

(e)
in light of the foregoing, the provisions of Section 26 (Restrictive Covenant) below are reasonable and necessary for the proper protection of the business, property and goodwill of the Corporation and the Business.

26.	Restrictive Covenant.

Subject to the exceptions set out in Schedule F attached hereto, you agree that you will not, either alone or in partnership or in conjunction with any person, firm, company, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the term of this Agreement and continuing for a period of 12 months from the lawful termination of your employment, regardless of the reason for such termination:

(a)	carry on or be engaged in, concerned with or interested in, or advise, invest in or give financial assistance to, any business, enterprise or undertaking that:

(i)	is involved in the Business or in the sale, distribution, development or supply of any product or service that is competitive with the Business or any product or service of the Business; or

(ii)	competes with the Corporation with respect to any aspect of the Business;

provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

(b)
solicit, agree to be employed by, or agree to provide services to any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, collaborator, strategic partner, licensee, contact or prospect of the Corporation during the time of your employment with the Corporation, whether before or after the Effective Date, for any business purpose that is competitive with the Business or any product or service of the Business; or

(c)
divert, entice or take away from the Corporation or attempt to do so or solicit for the purpose of doing so, any business of the Corporation, or any person, firm, corporation or other entity that was an employee, client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Corporation during the time of your employment with the Corporation, whether before or after the Effective Date.

27.	Compliance with Insider Trading Guidelines and Restrictions

As a result of your position as Chairman and Chief Executive Officer, you are subject to insider trading regulations and restrictions and are required to file insider reports disclosing the grant of any options as well as the purchase and sale of any shares in the capital of the Corporation. The Corporation may from time to time publish trading guidelines and restrictions for its employees, officers and directors as are considered by the Board, in its discretion, to be prudent and necessary for a publicly listed company. It is a term of your employment as a senior officer of the Corporation that you comply with such guidelines and restrictions.

28.	Director’s & Officer’s Liability Insurance

The Corporation shall use best efforts to provide you with director’s and officer’s liability insurance under the policies for such insurance arranged by the Corporation from time to time upon such terms and in such amounts as the Board may reasonably determine in its discretion.

29.	Remedies

You acknowledge and agree that any breach of any of the provisions of Section 15 (Service to Employer), Section 22 (Confidentiality and Assignment of Inventions), Section 23 (Disclosure of Conflicts of Interest), Section 24 (Avoidance of Conflicts of Interest) or Section 26 (Restrictive Covenant) could cause irreparable damage to the Corporation or its partners, subsidiaries or affiliates, that such harm could not be adequately compensated by the Corporation’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Corporation shall have the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Corporation specified in this Section 29 are in addition to and not in substitution for any rights or remedies of the Corporation at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Corporation may have recourse to any one or more of its available rights or remedies as it shall see fit.

30.	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Corporation. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

31.	Agreement Confidential

Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

32.	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

33.	Exercise of Functions

The rights of the Corporation as provided in this Agreement may be exercised on behalf of the Corporation only by the Board (excluding you).

34.	Entire Agreement

The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Corporation. This Agreement supersedes any previous communications, understandings and agreements between you and the Corporation regarding your employment. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it shall constitute a legally binding agreement.

35.	Further Assurances

The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

36.	Surviving Obligations

Your obligations and covenants under Section 22 (Confidentiality and Assignment of Inventions), Section 26 (Restrictive Covenant), and Section 29 (Remedies) shall survive the termination of this Agreement.

37.	Independent Legal Advice

You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

38.	Notice

Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the address as set out below:

If to the Corporation:
Aspreva Pharmaceuticals Corporation
c/o Farris Vaughan Wills & Murphy LLP
2500-700 West Georgia Street
Vancouver, British Columbia
Canada  V7Y 1B3

Attention: R. Hector MacKay-Dunn, Q.C.

If to you:

J. William Freytag, Ph.D.
1203- 4464 Markham Street
Victoria, British Columbia
Canada V8Z 7X8

Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

39.	Severability

If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

40.	Waiver

Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

41.	Counterparts

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us. You are urged to consider fully all the above terms and conditions and to obtain, at your expense, independent legal advice or any other advice you feel is necessary before you execute this agreement.

Yours truly,

ASPREVA PHARMACEUTICALS CORPORATION
By:	/s/ Ron Hunt
Ron Hunt, Chair, Compensation Committee

Accepted and agreed to by J. William Freytag, Ph.D. as of July 10, 2007

/s/ J. William Freytag
J. William Freytag, Ph.D.

SCHEDULE A

DESCRIPTION OF THE DUTIES AND FUNCTIONS
OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Aspreva Position:	#100c

Name:	J. William Freytag

Reports to:	BOD

Department:	G&A

Location:	Victoria B.C.

Purpose of Position:

CHAIRMAN OF THE BOARD - THE CHAIRMAN PLAYS A CRITICAL ROLE ON THE BOARD OF DIRECTORS (THE “BOARD”) BY LEADING THE BOARD IN ITS STRATEGIC MANAGEMENT AND SUPERVISION OF THE BUSINESS AND AFFAIRS OF THE COMPANY.

CHIEF EXECUTIVE OFFICER - THE CHIEF EXECUTIVE OFFICER OF COMPANY SHALL HAVE RESPONSIBILITY FOR THE GENERAL MANAGEMENT, DIRECTION AND AFFAIRS OF THE COMPANY AND SHALL HAVE ALL POWERS AND PERFORM ALL DUTIES INCIDENT TO THE OFFICE OF CHIEF EXECUTIVE OFFICER.

Responsibilities:

The primary responsibilities of the Chairman include:

Relationship with Management
•	Communicating to senior management the views of the Board, shareholders and other stakeholders.
•	Acting as a resource and sounding board for senior management.
•	Communicating to the Board management strategy, plans and performance.
•	Facilitating the Board’s interaction with key management as appropriate.
Managing the Board
•	Providing strong leadership to, and facilitating the effective operation and management of, the Board.
•	Chairing Board meetings and ensuring they are conducted in an efficient and effective manner.
Relationship with Shareholders
•	Chairing meetings of shareholders.
•	Facilitating the Board’s efforts to accommodate feedback from shareholders.
Lead Director
•
For so long as the Chairman is not independent under the current requirements of the NASDAQ National Market and the rules and regulations of the Canadian provincial securities regulatory authorities and the Board has appointed a Lead Director, the Chairman shall work and cooperate with the Lead Director so that the Lead Director may provide independent leadership to the Board and facilitate the functioning of the Board independently of the Company’s management.

The primary responsibilities of the Chief Executive Officer include:

•	Providing leadership and managing the business and affairs of the Company.
•	Reporting to the Board as the representative of senior management of the Company.
•
Keeping the Board current in a timely fashion on major developments and providing the Board with sufficient information on a timely basis to enable the Board to discuss matters, make decisions and fulfill its mandate.

•	Recommending to the Board strategic directions for the Company’s business and, when approved, implementing the corresponding strategic and operational plans.
•	Developing a long-term strategy and vision for the Company that leads to the creation of shareholder value.
•
Directing and monitoring the activities of the Company to achieve the Company’s objectives and goals and to safeguard and optimize the best interests of all the shareholders while also having regard to the interests of other stakeholders of the Company.

•	Developing and implementing operational policies to guide the Company within the limits prescribed by applicable laws and regulations and the framework of the strategy approved by the Board.
•	Developing and recommending to the Board the overall corporate organization, structure and staffing.
•	Creating, maintaining and reviewing with the Compensation Committee an annual plan for the development and succession of executive management.
•	Overseeing the relationship between the Company and the public.
•	Facilitating interaction between the Board and other key members of management of the Company as appropriate.
•	Compliance with all signatory limits as communicated by the finance function on behalf of the company.
•	Compliance with all Corporate Policies, rules, and regulations as set out and communicated by the company pursuant to good business practice.

Requirements:

•	A leader, with a track record of building successful Biotech / Pharma enterprises.
•	Excited about opportunity and committed to the vision on which the company was founded.
•	Appropriately qualified to instill confidence in the leadership, the board and investors. A sound working knowledge of global drug development and commercialization.
•
Exceptional leadership qualities and established track record of demonstrating these qualities in mid-sized organizations. Proven track record in delivering business results to budget and timeline specifications

•	Team builder with engaging style, good listener and ability to integrate with an existing culture but also introduce a fresh perspective. Demonstrated mentorship skills.
•	Clear, decisive thinker with proven ability to distill down complex issues, identify and focus on critical objectives and handle crisis calmly and thoughtfully.
•	Exceptional strategic thinker with ability to create, communicate and sell a vision.
•	Extensive medical, clinical and pharmaceutical knowledge. Broad knowledge of the drug development process, regulatory processes, lifecycle management and global challenges for a Bio / Pharma company.
•	Advanced education credentials in a medical or scientific discipline.
•	Credibility on the street/capital markets
•	Demonstrated success in public company management.
•
Demonstrated qualities of executive leadership: ability to interact productively and effectively influence other senior management and external colleagues; ability to set and communicate goals, and to drive efforts, overcome obstacles and achieve results within budget and timeline specifications; exceptional leadership, organizational, interpersonal and communication abilities; team-building and team-oriented approach; willing to contribute at all levels; highly developed negotiation skills; high ethical standards and integrity; independent thinking; excellent judgment in making information and logic-based  decisions

Position Description Sign-off
I have read and I understand the contents of this job description. Employee: ____________________ Signature: /s/ J. William Freytag________ Date: ____________________

This description is an accurate statement of the position’s assigned duties, responsibilities and reporting relationships as at _______________.

Manager: ____________________

Signature: __/s/ Ron Hunt__________________                                                                           Title: __________________

Human Resources: Signature: __/s/ Darcy O'Grady_________________ Date: ____________________

SCHEDULE B

ASPREVA PHARMACEUTICALS CORPORATION

As of July 10, 2007
J. William Freytag, Ph.D.
1203-4464 Markham Street
Victoria, British Columbia
Canada V8Z 7X8

Dear Bill:

Re: Change in Control Agreement

Aspreva Pharmaceuticals Corporation (the “Corporation”) considers it essential to the best interests of its members to foster the continuous employment of its senior executive officers. In this regard, the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its members that appropriate steps should be taken to reinforce and encourage management’s continued attention, dedication and availability to the Corporation in the event of a Potential Change in Control (as defined in Section 3), without being distracted by the uncertainties which can arise from any possible changes in control of the Corporation.

In order to induce you to agree to remain in the employ of the Corporation, such agreement evidenced by the employment agreement entered into as of the date of this Agreement between you and the Corporation (the “Employment Agreement”) and in consideration of your agreement as set forth in Section 3 below, the Corporation agrees that you shall receive and you agree to accept the severance and other benefits set forth in this Agreement should your employment with the Corporation be terminated subsequent to a Change in Control (as defined in Section 2) in full satisfaction of any and all claims that now exist or then may exist for remuneration, fees, salary, bonuses or severance arising out of or in connection with your employment by the Corporation or the termination of your employment:

1.	Term of Agreement.

This Agreement shall be in effect for a term commencing on the Effective Date of the Employment Agreement (as therein defined) and ending on the date of termination of the Employment Agreement.

2.	Definitions.

(a)	“Affiliate” means a corporation that is an affiliate of the Corporation under the Securities Act (British Columbia), as amended from time to time.

(b)	“Change in Control” of the Corporation shall be deemed to have occurred:

(i)
if a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which Equity Securities of the Corporation possessing more than 50% of the total combined voting power of the Corporation’s outstanding Equity Securities are acquired by a person or persons different from the persons holding those Equity Securities immediately prior to such transaction, and the composition of the Board following such transaction is such that the directors of the Corporation prior to the transaction constitute less than 50% of the Board membership following the transaction, except that no Change in Control will be deemed to occur if such merger, amalgamation, arrangement, consolidation, reorganization or transfer is with any subsidiary or subsidiaries of the Corporation;

(ii)
if any person, or any combination of persons (different from those person(s) holding Equity Securities prior to the date hereof) acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, 50% or more of the voting rights attached to all outstanding Equity Securities; or

(iii)
if any person, or any combination of persons (different from those person(s) holding Equity Securities prior to the date hereof) acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, the right to appoint a majority of the directors of the Corporation; or

(iv)
if the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Corporation.

provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results solely from the issuance of Equity Securities in connection with a bona fide financing or series of financings by the Corporation.

(c)	“Base Salary” shall mean the annual base salary, as referred to in Section 3 (Base Salary), and as adjusted from time to time in accordance with Section 4 (Annual Review), of the Employment Agreement.

(d)	“Bonus” shall mean the bonus referred to in Section 5 (Performance Bonus) of the Employment Agreement.

(e)	“Cause” shall have the meaning set out in Section 19 (Termination by the Corporation for Cause) of the Employment Agreement.

(f)	“Date of Termination” shall mean, if your employment is terminated, the date specified in the Notice of Termination.

(g)
“Equity Security” in respect of a security of the Corporation, shall have the meaning ascribed thereto in Part II of the Securities Act (British Columbia), as it existed on the date of this Agreement, and also means any security carrying the right to convert such security into, exchange such security for, or entitling the holder to subscribe for, any equity security, or into or for any such convertible or exchangeable security or security carrying a subscription right.

(h)	“Good Reason” shall mean the occurrence of one or more of the following events, without your express written consent, within 12 months of Change in Control:

(i)
a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control;

(ii)
a material reduction by the Corporation, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iii)
a failure by the Corporation to continue in effect any other compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iv)	any request by the Corporation or any affiliate of the Corporation that you participate in an unlawful act; or

(v)
any purported termination of your employment by the Corporation after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (i) below and for the purposes of this Agreement, no such purported termination shall be effective.

(i)
“Notice of Termination” shall mean a notice, in writing, communicated to the other party in accordance with Section 6 below, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(j)	“Potential Change in Control” of the Corporation shall be deemed to have occurred if:

(i)	the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)	any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii)	the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control of the Corporation has occurred.

3.	Potential Change in Control.

You agree that, in the event of a Potential Change in Control of the Corporation occurring after the Effective Date, and until 12 months after a Change in Control, subject to your right to terminate your employment by issuing and delivering a Notice of Termination for Good Reason, you will continue to diligently carry out your duties and obligations, on the terms set out in the Employment Agreement.

4.	Compensation Upon Termination Following Change in Control

Subject to compliance by you with Section 3, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, the Corporation agrees that you shall receive and you agree to accept, subject to your prior resignation as a director of the Corporation at the request of the Board, the following payments in full satisfaction of any and all claims you may have or then may have against the Corporation, for remuneration, fees, salary, benefits, bonuses or severance, arising out of or in connection with your employment by the Corporation or the termination of your employment:

(a)
If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the terms of the Employment Agreement shall govern and the Corporation shall have no further obligations to you under this Agreement.

(b)
If your employment by the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause, then, subject to your execution of an effective release of claims against the Corporation, you shall be entitled to the payments and benefits provided below:

(i)
subject to the withholding of all applicable statutory deductions, the Corporation shall pay you, within 7 days after the effective date of your executed release of all claims against the Corporation, but in no case later than March 15 of the year following the year in which the termination occurs, a lump sum equal to 18 months’ Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) of the Employment Agreement, plus any guaranteed portion of any Bonus;

(ii)
to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Corporation shall maintain, at no cost to you,(or reimburse you for the cost of continuing) the health, medical and dental benefits set out in Section 6 (Benefits) of the Employment Agreement during the 18 month period (or such shorter period of time until you become eligible for comparable benefits from a subsequent employer) and will reimburse you for income taxes that you may be required to pay with respect to such continued group benefit coverage to the extent that such coverage is considered a taxable benefit.  Such reimbursement for taxes will be made in four lump sum payments as follows:  as to the taxes relating to up to the first 3 months of continued health coverage, payment shall be made on the date that is two months after the termination date; as to the taxes relating to up to the next 4 months of continued health coverage, payment shall be made on the date that is 7 months after the termination date; as to the taxes relating to up to the next 7 months of continued health coverage, payment shall be made on the date that is 13 months after the termination date; and as to the taxes relating to up to the remaining 4 months of continued health coverage, payment shall be made on the date that is 17 months after the termination date.;

(iii)	the Corporation shall arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment; and

(iv)
all incentive stock options and trust shares granted to you by the Corporation under any stock option and/or trust share agreement that is entered into between you and the Corporation and is outstanding at the time of termination of your employment, which stock options and or trust shares have not yet vested, shall immediately vest upon the termination of your employment and shall be fully exercisable by you in accordance with the terms of the agreement or agreements under which such options were granted.

It is intended that (1) each installment of the payments provided under this Section 4 is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding the foregoing, if the Corporation (or, if applicable, the successor entity thereto) determines that the payments provided under this Agreement constitute “deferred compensation” under Section 409A of the Code (together, with any international, state or local law of similar effect, “Section 409A”) and you are a “specified employee” of the Corporation or any successor entity thereto at the relevant date, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments shall be delayed as follows:  on the earliest to occur of (i) the date that is six months and one day after the termination date or (ii) the date of your death (such earliest date, the “Delayed Initial Payment Date”), the Corporation (or the successor entity thereto, as applicable) shall (A) pay you a lump sum amount equal to the sum of the payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the payments had not been delayed pursuant to this Section 4 and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.

If any payment, distribution or benefit you would receive pursuant to a Change in Control from the Corporation or otherwise, but determined without regard to any additional payment required under this Section 4 (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive from the Corporation an additional payment (the “Gross-Up Payment”) in an amount that shall fund the payment by you of any Excise Tax on the Payment as well as all income and employment taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.

The accounting firm engaged by the Corporation for general audit purposes as of the day prior to the effective date of Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Corporation is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Corporation shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Corporation shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Corporation and you within fifteen calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Corporation or you) or such other time as requested by the Corporation or you.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Corporation and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  If the accounting firm determines that an Excise Tax is payable, it shall furnish the Corporation and you with an opinion setting forth the amount of the Excise Tax due and the amount of the Gross-Up Payment due, and such Gross-Up Payment shall be paid to you on the later of (i) the date that is six months and one day after the termination date and (ii) the date that is four months after the date on which the accounting firm makes its determination that the Excise Tax is due.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Corporation and you.

If requested by the Board, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, you agree to resign as a director of the Corporation.  You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor will any sums actually received be deducted.

5.	Binding Agreement.

This Agreement shall enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, that amount shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.	Notices.

All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered mail) to the parties at the addresses indicated below.

If to Aspreva:
Aspreva Pharmaceuticals Corporation
c/o Farris Vaughan Wills & Murphy LLP
2500-700 West Georgia Street
Vancouver, British Columbia
Canada  V7Y 1B3
Attention: R. Hector MacKay-Dunn, Q.C.

If to Dr. J. William Freytag:
J. William Freytag, Ph.D.
1203-4464 Markham Street
Victoria, British Columbia
Canada V8Z 7X8

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent.  Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

7.	Modification: Amendments: Entire Agreement.

This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in your Employment Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

8.	Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

9.	Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.	No Employment or Service Contract

Nothing in this Agreement shall confer upon you any right to continue in the employment of the Corporation for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

If the foregoing sets forth our agreement on this matter, kindly sign and return to the Corporation a copy of this letter.

Yours truly,

ASPREVA PHARMACEUTICALS CORPORATION
By:	/s/ Ron Hunt
Ron Hunt, Chair, Compensation Committee

Accepted and agreed to by J. William Freytag as of July 10, 2007

/s/ J. William Freytag
J. William Freytag, Ph.D.

SCHEDULE C

CONFIDENTIALITY AGREEMENT AND
ASSIGNMENT OF INVENTIONS

ASPREVA PHARMACEUTICALS CORPORATION

PRIVATE AND CONFIDENTIAL	As of July 10, 2007

J. William Freytag, Ph.D.
1203- 4464 Markham Street
Victoria, British Columbia
Canada V8Z 7X8

Dear Bill:

The purpose of this letter is to confirm and record the terms of the agreement (the “Agreement”) between you and Aspreva Pharmaceuticals Corporation (“Aspreva”) concerning the terms on which you will (i) receive from and disclose to Aspreva proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to Aspreva all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by you over the course of your work during your employment with Aspreva. The effective date (“Effective Date”) of this Agreement is the date that you start or started working at Aspreva, as indicated in the employment agreement between you and Aspreva dated July 10, 2007.

In consideration of the offer of employment by Aspreva and the payment by Aspreva to you of the sum of CDN$1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and Aspreva hereby agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement:

(a)
“Aspreva’s Business” shall mean the businesses actually carried on by Aspreva, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively, the development and commercialization of drugs for rare diseases and conditions and orphan drugs as defined by the U.S. Orphan Drug Act.

(b)
“Confidential Information”, subject to the exemptions set out in Section 2.8, shall mean any information relating to Aspreva’s Business (as hereinafter defined), whether or not conceived, originated, discovered, or developed in whole or in part by you, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

(i)	from which Aspreva derives economic value, actual or potential, from the information not being generally known; or

(ii)	in respect of which Aspreva otherwise has a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include;

(iii)
all proprietary information licensed to, acquired, used or developed by Aspreva in its search and development activities including but not restricted to the development and commercialization of drugs for rare diseases and conditions and orphan drugs as defined by the U.S. Orphan Drug Act, other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(iv)
all information relating to Aspreva’s Business, and to all other aspects of Aspreva’s structure, personnel, and operations, including financial, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to Aspreva by third parties subject to restrictions on use or disclosure;

(v)
all know-how relating to Aspreva’s Business including, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(vi)
all information relating to the businesses of competitors of Aspreva including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vii)	all information provided by Aspreva’s agents, consultants, lawyers, contractors, licensors or licensees to Aspreva and relating to Aspreva’s Business; and

(viii)
all information relating to your compensation and benefits, including your salary, vacation, stock options, rights to continuing education, perquisites, severance notice, rights on termination and all other compensation and benefits, except that you shall be entitled to disclose such information to your bankers, advisors, agents, consultants and other third parties who have a duty of confidence to you and who have a need to know such information in order to provide advice, products or services to you.

(c)
“Inventions” shall mean any and all discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like, trade secrets or utility models, copyrights and other forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.

(d)
“Work Product” shall mean any and all Inventions and possible Inventions relating to Aspreva’s Business resulting from any work performed by you for Aspreva that you may invent or co-invent during your involvement in any capacity with Aspreva, except those Inventions invented by you entirely on your own time that do not relate to Aspreva’s

Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with Aspreva.

2.	CONFIDENTIALITY

2.1
Basic Obligation of Confidentiality.  You hereby acknowledge and agree that in the course of your involvement with Aspreva, Aspreva may disclose to you or you may otherwise have access or be exposed to Confidential Information.  Aspreva hereby agrees to provide such access to you and you agree to receive and hold all Confidential Information on the terms and conditions set out in this Agreement.  Except as set out in this Agreement, you will keep strictly confidential all Confidential Information and all other information belonging to Aspreva that you acquire, observe or are informed of, directly or indirectly, in connection with your involvement, in any capacity, with Aspreva.

2.2	Fiduciary Capacity. You will be and act toward Aspreva as a fiduciary in respect of the Confidential Information.

2.3
Non-disclosure.  Unless Aspreva first gives you written permission to do so under Section 2.7 of this Agreement, you will not at any time, either during or after your involvement in any capacity with Aspreva;

(a)	use or copy Confidential Information or your recollections thereof;

(b)
publish or disclose Confidential Information or your recollections thereof to any person other than to employees of Aspreva who have a need to know such Confidential Information for their work for Aspreva;

(c)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement;

(d)
permit or cause any Confidential Information to be stored off the premises of Aspreva, including permitting or causing such Information to be stored in electronic format on personal computers, except in accordance with written procedures of Aspreva, as amended from time to time in writing; or

(e)
communicate the Confidential Information or your recollections thereof to another employee of Aspreva in a public place or using methods of communication that are capable of being intercepted (such as unencrypted messages using the internet or cellular phones) or overheard, without the written permission of Aspreva.

2.4
Taking Precautions.  You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

2.5
Aspreva’s Ownership of Confidential Information.  As between you and Aspreva, Aspreva shall own all right, title and interest in and to the Confidential Information, whether or not created or developed by you.

2.6
Control of Confidential Information and Return of Information.  All physical materials produced or prepared by you containing Confidential Information, including, without limitation, biological material, chemical entities, test results, notes of experiments, computer files, photographs, x-ray film, designs, devices, formulas, memoranda, drawings, plans, prototypes, samples, accounts, reports, financial statements, estimates and materials prepared in the course of your responsibilities to or for the benefit of Aspreva, shall belong to Aspreva, and you will promptly turn over to Aspreva’s possession every original and copy of any and all such items in your possession or control upon request by Aspreva. You shall not permit or cause any physical materials to be stored off the premises of Aspreva, unless in accordance with written procedures of Aspreva, as amended from time to time in writing. You shall not transfer any biological material to another person outside of Aspreva, unless a material transfer agreement has been signed by both Aspreva and the other party.  You shall not accept any biological material from another person outside of Aspreva, unless in accordance with written procedures of Aspreva, as amended from time to time in writing.

2.7	Purpose of Use. You will use Confidential Information only for purposes authorised or directed by Aspreva.

2.8	Exemptions. Your obligation of confidentiality under this Agreement will not apply to any of the following:

(a)	information that is already known to you, though not due to a prior disclosure by Aspreva or by a person who obtained knowledge of the information, directly or indirectly, from Aspreva;

(b)
information disclosed to you by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from Aspreva;

(c)	information that is developed by you independently of Confidential Information received from Aspreva and such independent development can be documented by you;

(d)	other particular information or material which Aspreva expressly exempts by written instrument signed by Aspreva;

(e)	information or material that is in the public domain through no fault of your own; and

(f)	information or material that you are obligated by law to disclose, to the extent of such obligation, provided that:

(i)
in the event that you are required to disclose such information or material, then, as soon as you become aware of this obligation to disclose, you will provide Aspreva with prompt written notice so that Aspreva may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(ii)	if Aspreva agrees that the disclosure is required by law, it will give you written authorization to disclose the information for the required purposes only;

(iii)	if Aspreva does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv)
if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, you will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1
Notice of Invention.  You agree to promptly and fully inform Aspreva of all your Work Product, whether or not patentable, throughout the course of your involvement, in any capacity, with Aspreva, whether or not developed before or after your execution of this Agreement.  On your ceasing to be employed by Aspreva for any reason whatsoever, you will immediately deliver up to Aspreva all of your Work Product.  You further agree that all of your Work Product shall at all times be the Confidential Information of Aspreva.

3.2
Assignment of Rights.  Subject only to those exceptions set out in Exhibit A attached hereto, you will assign, and do hereby assign, to Aspreva or, at the option of Aspreva and upon notice from Aspreva, to Aspreva’s designee, your entire right, title and interest in and to all of your Work Product during your involvement, in any capacity, with Aspreva and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, patent applications filed and other registrations granted thereon.  To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for Aspreva.  You agree that Aspreva’s rights hereunder shall attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with Aspreva.  You further agree that Aspreva’s rights hereunder are worldwide rights and are not limited to Canada, but shall extend to every country of the world.

3.3
Moral Rights.  Without limiting the foregoing, you irrevocably waive any and all moral rights arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that you may have with respect to your Work Product, and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and you further confirm that Aspreva may use or alter any such Work Product as Aspreva sees fits in its absolute discretion.

3.4
Goodwill.  You hereby agree that all goodwill you have established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of Aspreva relating to the business or affairs of Aspreva (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall, as between you and Aspreva, be and remain the property of Aspreva exclusively, for Aspreva to use, alter, vary, adapt and exploit as Aspreva shall determine in its discretion.

3.5	Assistance. You hereby agree to reasonably assist Aspreva, at Aspreva’s request and expense, in:

(a)
making patent applications for your Work Product, including instructions to lawyers and/or patent agents as to the characteristics of your Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of Aspreva for such applications;

(b)	making applications for all other forms of intellectual property registration relating to your Work Product;

(c)	prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and

(d)	registering, maintaining and enforcing the patents and other intellectual property registrations relating to your Work Product.

3.6
Assistance with Proceedings.  You further agree to reasonably assist Aspreva, at Aspreva’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

4.	GENERAL

4.1
Term and Duration of Obligation.  The term of this Agreement is from the Effective Date and terminates on the date that you are no longer working at or for Aspreva.  Except as otherwise agreed in a written instrument signed by Aspreva, Article 2 shall survive the termination of this Agreement, including your obligations of confidentiality and to return Confidential Information, and shall endure, with respect to each item of Confidential Information, for so long as those items fall within the definition of Confidential Information.  Sections 1.1, 3.2, 3.3, 3.4, 3.5, 3.6, 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12 and 4.13 shall also survive the termination of this Agreement.

4.2	Binding Nature of Agreement. This Agreement is not assignable by you. You agree that this Agreement shall be binding upon your heirs and estate.

4.3
Non-Competition.  While you are an employee of Aspreva, you will not provide services to or enter into a contract of employment or service in any capacity for any business which is in any way competitive with Aspreva’s Business without the prior written consent of Aspreva.

4.4
No Conflicting Obligations.  You represent and warrant that you will not use or disclose to other persons at Aspreva information that (i) constitutes a trade secret of persons other than Aspreva during your employment at Aspreva, or (ii) which is confidential information owned by another person.  You represent and warrant that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement.

4.5
Equitable Remedies.  You acknowledge and agree that a breach by you of any of your obligations under this Agreement would result in damages to Aspreva that could not be adequately compensated by monetary award.  Accordingly, in the event of any such breach by you, in addition to all other remedies available to Aspreva at law or in equity, Aspreva shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement, without having to prove damages to the court.

4.6
Publicity.  You shall not, without the prior written consent of Aspreva, make or give any public announcements, press releases or statements to the public or the press regarding your Work Product or any Confidential Information.

4.7
Severability.  If any covenant or provision of this Agreement or of a section of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable covenant or provision shall not affect or impair the enforceability or validity of the balance of the section or any other covenant or provision.

4.8
Time of Essence/No Waiver.  Time is of the essence hereof and no waiver, delay, indulgence, or failure to act by Aspreva regarding any particular default or omission by you shall affect or impair any of Aspreva’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time shall continue to be of the essence without the necessity of specific reinstatement.

4.9	Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

4.10
Notices.  All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses indicated below.

If to Aspreva:
Aspreva Pharmaceuticals Corporation
c/o Farris Vaughan Wills & Murphy LLP
2500-700 West Georgia Street
Vancouver, British Columbia
Canada  V7Y 1B3

Attention: R. Hector MacKay-Dunn, Q.C.

If to:
J. William Freytag, Ph.D.
1203-4464 Markham Street
Victoria, British Columbia
Canada V8Z 7X8

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent.  Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section 4.10.

4.11	Amendment. No amendment, modification, supplement or other purported alteration of this Agreement shall be binding unless it is in writing and signed by you and by Aspreva.

4.12
Entire Agreement.  This Agreement supersedes all previous dealings, understandings, and expectations of the parties and constitutes the whole agreement with respect to the matters contemplated hereby, and there are no representations, warranties, conditions or collateral agreements between the parties with respect to such transactions except as expressly set out herein.

4.13
Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

**********The remainder of this page left blank**********

4.14
Independent Legal Advice.  You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

Acceptance

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us.  Your execution and delivery to Aspreva of the enclosed copy of this letter will create a binding agreement between us.

Thank you for your cooperation in this matter.

Yours truly,

ASPREVA PHARMACEUTICALS CORPORATION

By:	/s/ Ron Hunt
Ron Hunt, Chair, Compensation Committee

Accepted and agreed as of July 10, 2007

/s/ Darcy O'Grady	/s/ J. William Freytag
Witness Signature	J. William Freytag, Ph.D.

Witness Name

Occupation

Address

EXHIBIT A

EXCLUSION FROM WORK PRODUCT

None

SCHEDULE D

EXCEPTIONS TO CONFLICT OF INTEREST

•	Director of Immunicon Corporation

•	Director of Colorado BioSciences Association

•	Director of ARCA Discovery, Inc.

•	Advisor to Aurora Biofuels

SCHEDULE E

BUSINESS OF THE COMPANY

The business of the Corporation shall mean the business actually carried on by the Corporation, directly or indirectly, whether under an agreement with or in collaboration with any other party including, but not limited to the development and commercialization of drugs for rare diseases and conditions and orphan drugs as defined by the U.S. Orphan Drug Act.

SCHEDULE F

EXCEPTION TO RESTRICTIVE COVENANT

•	Director of Immunicon Corporation

•	Director of Colorado BioSciences Association

•	Director of ARCA Discovery, Inc.

•	Advisor to Aurora Biofuels